Exhibit 5.1

Baker & McKenzie
Tower One - International Towers Sydney
Level 46, 100 Barangaroo Avenue
Sydney, NSW 2000
Australia

Tel: +61 2 9225 0200
Fax: +61 2 9225 1595
www.bakermckenzie.com

May 1, 2018

Sundance Energy Australia Limited

633 17th Street, Suite 1950

Denver, CO 80202

USA

Re: Registration Statement on Form F-3 of Sundance Energy Australia Limited

Ladies and Gentlemen:

We have acted as Australian counsel to Sundance Energy Australia Limited, an Australian corporation (the “Company”), in connection with its filing of a registration statement on Form F-3 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”).

The Registration Statement relates to the proposed offer and sale by the selling shareholders identified therein, from time to time, as set out in the prospectus contained in the Registration Statement (as may be amended or supplemented, the “Prospectus”), of 278,205,756 ordinary shares without par value of the Company (the “Shares”) represented by 2,782,057 American Depositary Shares (the “ADSs”), each representing 100 Shares.

For the purposes of this opinion, we have examined and relied upon copies of the following documents:

(a)                                the Registration Statement;

(b)                                a draft of the Prospectus contained in the Registration Statement;

(c)                                 the Company’s Constitution; and

(d)                                a search obtained from the Australian Securities and Investments Commission as at April 27, 2018.

We have also examined and relied upon a certificate, dated the date hereof, of the Chief Financial Officer of the Company (the “Officer’s Certificate”) certifying (i) the accuracy and completeness of the Constitution of the Company, (ii) the accuracy and completeness of copies of the resolutions of a meeting of the shareholders of the Company held on April 19, 2018 (the “Shareholders’ Meeting”) and (iii) the accuracy and completeness of the resolutions of the Board of Directors of the Company dated March 15, 2018. We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

In such examination, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as copies (certified or otherwise); (d) the authenticity of the originals of such copies; (e) all information contained in all documents reviewed by us is true and correct; (f) that resolutions of the Board of Directors of the Company that we have relied upon for the purposes of this opinion have not been and will not be varied or revoked after the date of this opinion and that the resolutions were properly passed, and the Directors have performed their duties properly and all provisions relating to the declaration of Directors’ interests or the power of interested Directors were duly observed; (g) that the Shareholders’ Meeting was properly convened and that the resolutions passed at the Shareholders’ Meeting were properly passed; (h) the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company; (i) that all certifications provided in the Officer’s Certificate are accurate; (j) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and (k) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Our opinion is subject to (i) the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption that it will remain effective at the time of sale of any Shares represented by ADSs thereunder);(ii) the Shares represented by ADSs to be sold pursuant to the Prospectus being duly authorized by each of the Board of Directors and, where applicable, the Company’s shareholders; (iv) the terms of the sale of the Shares represented by ADSs being in conformity with the Company’s Constitution, the Australian Corporations Act 2001 (the “Corporations Act”) and the listing rules of the Australian Securities Exchange, and in the manner stated in the Registration Statement and the Prospectus, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that:

(a)                                the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia in good standing (as such term is not defined under the Corporations Act, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)                                the issue of the Shares represented by ADSs has been duly authorized;

(c)                                 the Shares represented by ADSs have been legally issued, and are fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of ordinary shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares).

The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws, in particular as to whether an agreement or Shares represented by ADSs which is governed by a law other than such laws is valid and binding. This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

This letter is given only on behalf of Baker & McKenzie, an Australian partnership and not on behalf of any other member firm of Baker & McKenzie International.  In this letter, “we”, “us”, “our” and like expressions should be construed accordingly.

Very truly yours,

/s/ Baker & McKenzie

Baker & McKenzie